EXHIBIT 23.1

Ralph E. Davis Associates, Inc.
1717 St. James Place, Suite 460
Houston, Texas 77056

May 20, 2009

Cross Canyon Energy Corp.
6630 Cypresswood Drive, Suite 200
Spring, Texas  77379

Attn:                      Board of Directors

To Whom It May Concern:

The undersigned consents to the use of the name Ralph E. Davis Associates, Inc. and to the inclusion of our summary report dated April 7, 2009, of the Estimated Reserves and Non-Escalated Future Net Revenue Remaining as of December 31, 2008 of Cross Canyon Energy Corp. (the “Reserve Report”) as an exhibit to the Annual Report on Form 10-K for the Transition Period July 1, 2008 to December 31, 2008, initially filed with the Securities and Exchange Commission on or about May 20, 2009.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

_/s/  Allen L. Kelley__
Allen L. Kelley
        Vice President